CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated October 25, 2011, accompanying the financial statements of Investment Grade Municipal Trust, Intermediate Series 12 (included in Van Kampen Unit Trusts, Municipal Series 897) as of June 30, 2011, and for the period from June 28, 2010 (date of deposit) through June 30, 2011 and the financial highlights for the period from June 28, 2010 (date of deposit) through June 30, 2011, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-165996) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
October 25, 2011